AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment to Investment Sub-Advisory Agreement dated as of September 1, 2011 (the “Effective Date”), amends the Investment Sub-Advisory Agreement dated March 9, 2009 (the “Agreement”) by and between Wilshire Associates Incorporated (the “Adviser”) and ClearBridge Advisors, LLC (the “Sub-Adviser”) with respect to the Wilshire Variable Insurance Trust Funds (the “Fund”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, Sub-Adviser currently furnishes investment advisory services under the Agreement for two Portfolio Segments of the Wilshire Variable Insurance Trust Socially Responsible Fund, which is a separate series or portfolio (the “Fund Portfolio”) of the Fund; and

WHEREAS, Adviser and Sub-Adviser desire to amend the Agreement to modify the fees for the services provided with respect to the Fund Portfolio;

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1.           Effective upon the Effective Date, Exhibit 2 – Fee Schedule of the Agreement shall be deleted in its entirety and replaced by Exhibit 2 – Fee Schedule attached hereto.

2.           Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have executed this Amendment as of the date and year first above written.

WILSHIRE ASSOCIATES INCORPORATED		CLEARBRIDGE ADVISORS, LLC

By:		By:

Name:	Jamie Ohl	Name:

Title:	President, Wilshire Funds Management	Title:

EXHIBIT 2
FEE SCHEDULE

Adviser shall pay Sub-Advisor, promptly after receipt by Adviser of its advisory fee from the Fund with respect to each Fund Portfolio each calendar month during the term of this Agreement, a fee based on the average daily net assets of each Portfolio Segment, at the following annual rate:

Wilshire Variable Insurance Trust Socially Responsible Fund: 0.22% net assets

Sub-Adviser’s fee shall be accrued daily at 1/365th of the annual rate set forth above.  For the purpose of accruing compensation, the net assets of each Portfolio Segment will be determined in the manner and on the dates set forth in the current prospectus of the Fund with respect to each Fund Portfolio and, on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.  Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.

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